Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Greg Cole: 202-380-4396, ir@xmradio.com
Gary Tiedemann: 202-380-4396, ir@xmradio.com
Press Contact:	Chance Patterson: 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

FIRST QUARTER 2003 RESULTS

XM Surpasses 500,000 Subs in April; Launches March To A Million

XM Reduces Debt by $137 Million and Raises Additional $50 Million of Equity

GM Subs Hit 100,000; Other OEMs Announce Plans; Wal-Mart Roll-out End of May

XM Introduces Family Plan, XM PCR

Washington, DC, May 7, 2003 — XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today reported financial and operating results for the first quarter ended March 31, 2003.  XM reports 483,075 subscribers as of March 31, 2003.  This represented a net subscriber addition of 135,916 for the first quarter; a 39 percent increase from the fourth quarter 2002 and six times the subscribers from the first quarter of 2002.  In April 2003, XM surpassed the half-million subscriber mark, commencing the Company’s March To A Million subscribers campaign.

First Quarter Financial and Operating Results

For the first quarter of 2003, XM recognized revenue of $13.1 million, an increase of $11.3 million when compared to $1.8 million of revenue in the first quarter of 2002.  EBITDA loss for the quarter was $(63.3) million, an improvement of $12.1 million as compared with $(75.4) million in the first quarter of 2002.

For the first quarter 2003, the consolidated net loss available to common shareholders was $(124) million, or $(1.26) per share (on weighted average shares of 98.7 million), as compared to $(117.7) million, or $(1.56) per share (on weighted average shares of 75.2 million), for the first quarter of 2002.

XM continues to make progress towards cash flow breakeven while ramping subscribers, reducing costs and achieving operational milestones.  Cost Per Gross Addition (CPGA) for the first quarter 2003 was $156 per subscriber, driven in part by seasonally lower marketing expenses.  CPGA for the first and fourth quarters of 2002 was $875 and $240, respectively.  During the first quarter 2003, XM incurred an average subscriber acquisition cost (SAC) of $74.  This compares to an average SAC of $127 for first quarter 2002 and $96 in the fourth quarter 2002.

At the end of the first quarter 2003, the Company had cash on hand of approximately $194 million, excluding restricted cash, and approximately $122 million of undrawn credit and equity funding facilities from General Motors, resulting in an aggregate liquidity position of $316 million.

XM Eliminates $137 Million of Debt and Preferred Stock and Raises Additional $50 Million in Equity Proceeds

1500 ECKINGTON PLACE NE WASHINGTON DC 20002-2194 PH 202 380 4000 FAX 202 380 4500 WWW.XMRADIO.COM

Since the first of the year, the Company completed several privately negotiated de-leveraging transactions reducing XM’s debt and preferred stock by approximately $137 million in principal amount at maturity (the accreted value of the liabilities eliminated is approximately $108 million).  These debt and preferred stock transactions eliminate approximately $212 million in total future principal, interest, dividends and liquidation preference amounts due over the life of the securities.  In addition, warrants to purchase 3.7 million shares of XM stock at $3.18 per share were eliminated in similar transactions.

During the first quarter and in April 2003, XM also raised approximately $50 million in cash proceeds under its Direct Stock Purchase Plan (DSPP), and used approximately $17 million in connection with these de-leveraging transactions.

As a result of the various transactions described above, the Company increased its net cash on hand by an additional $33 million in cash, eliminated $137 million face amount at maturity of its debt, preferred stock, and warrants, some portion of which were convertible into approximately 5.9 million shares, and increased the Company’s total outstanding common stock to approximately 120 million shares.

XM Expands OEM Distribution Channel

The Company achieved another significant subscriber milestone in the quarter when, working collaboratively with GM, XM surpassed the 100,000 GM subscriber mark where XM radios are factory installed in the new car.  The XM OEM distribution channel continues to grow beyond GM to include manufacturers such as Honda, Acura, Audi, Toyota and Infiniti.  Across the 2003 and 2004 model years, XM will be available in 15 automobile brands spanning over 70 vehicle models.

Acura, a division of American Honda Motor Co. — a strategic investor in XM, announced that both the 2004 Acura TL and RL would include XM Radio as a factory-installed standard feature.  The 2004 Acura RL debuted recently as the first luxury sedan to feature XM as standard equipment.

Toyota announced that XM Radio would be offered as a dealer-installed option on Toyota’s all-new 2004 Camry Solara coupe, which will begin arriving in U.S. showrooms during the summer. Toyota has previously announced it will offer XM in its new youth oriented Scion brand.  The Camry Solara coupe represents the first mainstream Toyota-branded model to move forward with XM.

Finally, Audi also announced that, beginning in the summer, it would offer XM as an option on a wide range of 2004 models, including the A4, S4, A6, the A8L and the allroad quattro.  This XM product offering by Audi is particularly significant in that these award winning cars will arrive at the dealer with a factory-installed satellite-ready “head unit” and satellite radio antenna; the dealer will then “snap-in” the XM receiver on-site.

Wal-Mart Roll-out End of May

XM continues to expand its aftermarket distribution network to include 2,100 Wal-Mart stores across the country that will sell the complete line of Delphi XM SKYFi radios.  This roll-out is expected to be completed by the end of May, as Wal-Mart outfits its automotive sales and home electronics departments with XM displays and stocks XM products across the nation.  XM product availability at the world’s largest retailer significantly expands the Company’s existing national retail network of Best Buy, Circuit City and other regional and independent electronics outlets.

XM Family Plan

XM’s Family Plan has already generated positive results from both current and new subscribers.  To date, approximately 5,000 new radios have been activated under the XM Family Plan at a monthly rate of $6.99.  A recent survey conducted on XM’s behalf by Greystone Communications reported that 58 percent of XM subscribers are likely to purchase an additional XM subscription under the Family Plan.

XM Introduces New Product for the PC Market

In pursuit of the Company’s “XM Everywhere” goal, XM has just introduced XM PCR, the first satellite radio product allowing any personal computer or laptop to be transformed into an XM radio receiver.  XM PCR, with a suggested retail price of $69.95, is the perfect “music and news companion” for the PC user in the home or at the office.  With its unique features and advanced functionality, XM PCR listeners can experience our rich programming content in digital quality sound without the buffering delays, reduced PC processing speed and heavy bandwidth requirements which characterize the Internet-delivered radio and music marketplace.

XM PCR is available for direct purchase from the online retailer PC Connection through XM’s website at xmpcr.xmradio.com.

About XM Satellite Radio

XM is transforming radio with a programming lineup featuring 101 coast-to-coast digital channels: 70 music channels, more than 35 of them commercial-free, from hip hop to opera, classical to country, bluegrass to blues; and 31 channels of sports, talk, children’s and other entertainment programming. XM’s strategic investors include America’s leading car, radio and satellite TV companies — General Motors, American Honda Motor Co. Inc., Clear Channel Communications and DIRECTV. For more information, please visit XM’s web site: www.xmradio.com.

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Net loss before interest income, interest expense, depreciation and amortization is commonly referred to in our business as “EBITDA.”  EBITDA is not a measure of financial performance under generally accepted accounting principles.  A reconciliation of EBITDA loss is presented on the attachment.  We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business.  Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense.  EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure.  EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies.  EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-31-03. Copies of the filing are available upon request from XM Radio’ s Investor Relations Department

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)

	Three Months ended
	March 31 ,
(Unaudited)	2003	2002
Revenue:
Subscriber:
Subscription	$11,590	$1,365
Activation & equipment	887	24
Total subscriber revenue	12,477	1,389
Net ad sales	448	391
Royalties & other	127	5
Total revenue	13,052	1,785

Operating expenses:
Cost of revenue: (excludes depreciation and amortization, shown below)
Revenue share & royalties and cost of equipment:
Revenue share & royalties	3,883	612
Cost of equipment	1,113	—
Total revenue share & royalties and cost of equipment	4,996	612
Ad sales	437	167
Customer care & billing	4,842	2,487
Satellite & terrestrial	12,571	10,478
Broadcast & operations:
Broadcast	2,566	1,741
Operations	2,766	2,482
Total broadcast & operations	5,332	4,223
Programming & content	4,787	6,024
Total cost of revenue	32,965	23,991
Research & development (excludes depreciation and amortization, shown below)	2,467	2,324
General & administrative	9,019	5,015
Marketing:
Retention & support	4,914	2,897
Subsidies & distribution	11,722	9,561
Advertising & marketing	11,349	33,127
Marketing	27,985	45,585
Amortization of GM liability	7,626	745
Total marketing	35,611	46,330
Depreciation & amortization	39,760	22,486
Total operating expenses	119,822	100,146
Operating loss	(106,770)	(98,361)
Interest income	552	1,658
Interest expense	(23,799)	(15,999)
Other income (expense)	3,735	452
Net loss	(126,282)	(112,250)
8.25% Series B and C preferred stock dividend requirement	(5,002)	(5,496)
Series B preferred stock conversion gain	7,273	—
Net Loss attributable to common stockholders	$(124,011)	$(117,746)

Basic and diluted net loss per share:	$(1.26)	$(1.56)
Weighted average shares used in computing net loss per share — basic and diluted	98,654,290	75,241,684

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(126,282)	$(112,250)
Add back non-EBITDA items included in net loss:
Interest income	(552)	(1,658)
Interest expense	23,799	15,999
Depreciation & amortization	39,760	22,486

EBITDA	$(63,275)	$(75,423)

SELECTED OPERATING METRICS (actual dollars, except EBITDA is in the thousands)
EBITDA	$(63,275)	$(75,423)
Ending Subscribers	483,075	76,242
Net Subscriber Additions	135,916	48,509
Subscription Revenue per Average Subscriber	$9.34	$9.27
Net Ad Sales per Average Subscriber	$0.36	$2.65
Total Revenue per Average Subscriber	$10.52	$12.12
Cost Per Gross Addition (CPGA)	$156	$875
Subscriber Acquisition Costs (SAC)	$74	$127

	As of	As of
SELECTED BALANCE SHEET DATA (in thousands)	3/31/2003	12/31/2002
Cash and cash equivalents	$193,492	$32,818
Short-term investments	—	9,997
Restricted investments	11,999	29,742
System under construction	55,016	55,016
Property and equipment in service, net	810,030	847,936
Intangibles, net	150,579	153,732
Total assets	1,371,830	1,160,280
Total long-term debt, net of current portion	631,513	412,540
Total liabilities	763,859	567,969
Stockholders equity	607,971	592,311